Nexeo Solutions Announces Board Changes Following Resignation of Wilbur L. Ross, Jr. from the Board of Directors
Nexeo Solutions Announces Dan F. Smith as New Chairman

THE WOODLANDS, Texas, March 06, 2017 - Nexeo Solutions, Inc. (NASDAQ:NXEO), a leader in chemicals and plastics distribution, announced today that the Board appointed Dan F. Smith as the new Chairman of the Board following the resignation of Wilbur L. Ross, Jr. from Board of Directors. Mr. Ross resigned as a result of his recent confirmation and swearing in as the United States Secretary of Commerce.

“I appreciate all the support Wilbur provided to Nexeo Solutions and me personally during the SPAC process to take the company public. I respect his decision given his future undertaking,” said Nexeo Solutions’ President and CEO, David Bradley. “I am excited to have Dan as our Chairman, given his history and industry knowledge. He continues to be an advisor to me and my leadership team as we pursue our vision, defining distribution.”

In addition, the Board appointed Robert J. Zatta to the Board to fill the vacancy created by Mr. Ross’ resignation. Previously, he served as the Chief Financial Officer of Rockwood Holdings, Inc., a publicly-traded specialty chemicals company, from April 2001 until January 2015, when Rockwood Holdings, Inc. was acquired by Albemarle Corporation.

“I am excited to serve as Chairman of the Board for Nexeo Solutions, now as a public company. I will continue to work closely with the team on progressing the company’s strategic agenda,” said Dan Smith, Chairman of the Board. “We are excited to welcome Bob to Nexeo Solutions board of directors and believe his strong experience in specialty chemicals will be extremely valuable as Nexeo Solutions continues to grow.”

About Nexeo Solutions, Inc.
Nexeo Solutions is a leading global chemicals and plastics distributor, representing products from world-class producers to a diverse customer base. From product specification to sustainable solutions, the Company goes beyond traditional logistics to provide value-added services across many industries, including chemicals manufacturing, oil and gas, coatings, personal care, healthcare, automotive and 3D printing. The Company leverages a centralized technology platform to identify efficiencies and create solutions to unlock value for suppliers and customers. Learn more at www.nexeosolutions.com.

For Further Information Please Contact
Investor Relations, Nexeo Solutions
Tel: +1.281.297.0856, Investor.Relations@nexeosolutions.com
Media Relations, Nexeo Solutions
Tel: +1.281.297.0851, Media.Relations@nexeosolutions.com